Exhibit 99.1

GUIDEWIRE COMPLETES ACQUISITION OF ISCS; ANNOUNCES AVAILABILITY OF

CLOUD-BASED, ALL-IN-ONE SOLUTION

Guidewire InsuranceNow™, a cloud-based, all-in-one solution provides insurers the freedom to focus on innovation and respond rapidly to market demands, even with limited IT support

FOSTER CITY, Calif., February 16, 2017 – Guidewire Software, Inc. (NYSE: GWRE), a provider of software to the Property & Casualty (P&C) insurance industry, today announced it has completed the acquisition of ISCS. The company also announced the immediate availability of Guidewire InsuranceNow™, a cloud-based, all-in-one solution that supports the P&C insurance lifecycle.

“Guidewire’s acquisition of ISCS enables it to add a proven option to the market,” said Karen Furtado, Partner, Strategy Meets Action. “It also illustrates the growing importance of the cloud with respect to the solutions that vendors are providing to the P&C market.”

“We are excited to broaden our platform with the addition of InsuranceNow,” said Anthony Lye, chief cloud officer, Guidewire. “In addition, the acquisition of ISCS offers us additional IP and experience that will help us accelerate our delivery of new cloud-based products and services.”

As an all-in-one system, InsuranceNow includes key core functionality for policy administration, billing, and claims management. It also includes data and digital functionality, such as agent access and consumer portals, document management, reinsurance, business intelligence, and producer management, within a single system.

Key InsuranceNow attributes and benefits include:

•	Cloud-based delivery and ongoing operational support frees insurers to focus on innovation and respond rapidly to market demands, even when they have limited IT support;

•	Functionality that supports data and analytics and digital engagement in addition to core operations, delivering an all-in-one integrated solution and resulting in less complexity for insurers;

•	An integrated design and guided implementation approach for shorter project timeframes and quicker upgrades; and

•	A common user interface and fewer login screens that simplify the system login process, reduce training times, and improve collaboration between agents, insurers, employees, and partners.

“InsuranceNow is ideally suited to insurers who want to better compete with modern technology but lack the IT resources and model to get there,” said Andy Scurto, former CEO and founder, ISCS and now head of products for Guidewire InsuranceNow. “Its integrated design, out-of-the-box functionality, and guided approach enable rapid implementation and quick upgrades.”

About Guidewire Software

Guidewire delivers the software that Property & Casualty (P&C) insurers need to adapt and succeed in a time of rapid industry change. We combine three elements – core operations, data and analytics, and digital engagement – into a platform that enhances insurers’ ability to engage and empower their customers and employees. More than 260 P&C insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Media Contact:

Diana Stott

Guidewire Software, Inc.

+1.650.356.4941

dstott@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, and Guidewire BillingCenter are registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.